Exhibit 8(a)

Amendment to Fund Participation Agreement

This Amendment (the “Amendment”) is made as of December 22, 2011 by and among PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY, ADVANCED SERIES TRUST, AST INVESTMENT SERVICES, INC., AND PRUDENTIAL INVESTMENTS LLC, in order to amend the Fund Participation Agreement dated May 1, 2007 (the “Agreement”).

WHEREAS, the parties wish to amend and replace Schedule A of the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1. Schedule A shall be amended and replace in its entirety and is attached hereto.

2. Except as modified hereby, all other terms and conditions of the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized representatives as of the first date written above.

Prudential Retirement Insurance and Annuity Company

By:    /s/  Robert Frascona

Print Name: Robert Frascona

Title: Vice President

Advanced Series Trust,

By:    /s/  John P. Schwartz

Print Name: John P. Schwartz

Title: Assistant Secretary

AST Investment Services, Inc.,

By:    /s/  Grace Torres

Print Name: Grace Torres

Title: Vice President

Prudential Investments LLC

By:    /s/  John P. Schwartz

Print Name: John P. Schwartz

Title: Assistant Secretary & Vice President

SCHEDULE A

Contracts

Prudential Retirement Security Annuity

Prudential Retirement Security Annuity II

Prudential Retirement Security Annuity IV

Prudential Retirement Security Annuity V